EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$94,321	$41,195
Available-for-sale securities	23,982	10,172
Accounts receivable, net	5,545	5,147
Receivables from sales representatives	5,659	3,407
Inventory of paper	866	750
Prepaid expenses and other current assets	10,585	2,926

Total Current Assets	140,958	63,597

Property and equipment, net	28,178	24,902
Long term investments	100	100
Bonds held to maturity, at amortized cost	463	666
Other assets	1,981	3,260

Total Assets	$171,680	$92,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,484	$4,798
Deferred income and customer prepayments	52,624	28,775
Accrued liabilities	6,644	5,921
Income taxes payable	405	384

Total Current Liabilities	65,157	39,878

Liabilities for incentive and bonus plans	307	467
Deferred income and customer prepayments — long term	348	1,420
Minority interest	6,191	4,910
Deferred tax liability	436	327

Total Liabilities	72,439	47,002

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 38,338,779 (2004: 35,032,729) shares issued and outstanding	383	350
Additional paid in capital	127,747	86,342
Retained deficit	(21,199)	(34,577)
Less : Unearned compensation	(7,900)	(6,831)
Accumulated other comprehensive income	210	239

Total Shareholders’ Equity	99,241	45,523

Total Liabilities and Shareholders’ Equity	$171,680	$92,525

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Year ended
	December 31		December 31
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$25,558	$24,019	$97,062	$92,325
Exhibitions	6,339	5,374	14,300	13,010
Miscellaneous	434	132	832	511

	32,331	29,525	112,194	105,846

Operating Expenses:
Sales	8,978	7,239	33,910	29,956
Event production	1,987	1,836	3,920	3,774
Community	6,729	5,878	20,623	17,890
General and administrative	8,911	7,677	33,641	30,329
Online services development	908	1,126	3,920	4,232
Non-cash compensation expense (Note 2)	625	876	1,948	2,117
Amortization of software cost	329	373	1,335	1,480

Total Operating Expenses	28,467	25,005	99,297	89,778

Income from Operations	3,864	4,520	12,897	16,068

Interest and dividend income	830	83	1,624	219
Gain on sale of available-for-sale securities	420	530	977	1,120
Foreign exchange gains (losses), net	(2)	302	(80)	240

Income before Income Taxes	5,112	5,435	15,418	17,647
Income Tax Provision	(284)	(45)	(759)	(651)

Net Income before Minority Interest	$4,828	$5,390	$14,659	$16,996

Minority interest	$(294)	$(389)	$(1,281)	$(1,227)

Net Income	$4,534	$5,001	$13,378	$15,769

Retained deficit brought forward			$(34,577)	$(50,346)

Retained deficit carried forward			$(21,199)	$(34,577)

Basic net income per share	$0.12	$0.14	$0.36	$0.45

Shares used in basic net income per share calculations	38,338,779	35,032,729	37,596,448	35,031,656

Diluted net income per share	$0.12	$0.14	$0.35	$0.45

Shares used in diluted net income per share calculations	38,404,958	35,090,833	38,421,355	35,107,300

Note : 1.	Online and other media services consists of:

	Three months ended December 31		Year ended December 31
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$13,446	$13,083	$53,829	$52,106
Print services	12,112	10,936	43,233	40,219

	$25,558	$24,019	$97,062	$92,325

Note : 2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan. Non-cash compensation represents the following categories of expenses:

	Three months ended December 31		Year ended December 31
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$195	$318	$505	$626
Community	27	34	103	93
General and administrative	351	422	1,025	1,066
Online services development	52	102	315	332

	$625	$876	$1,948	$2,117

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net income	$13,378	$15,769
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,975	4,052
Accretion of U.S. Treasury strips zero % coupons	(37)	(57)
Profit on sale of equipment	(12)	(1)
Equipment written off	86	26
Gain on sale of available-for-sale securities	(977)	(1,120)
Interest and dividend income on available-for-sale securities	(1,283)	(92)
Bad debt expense	18	(716)
Non-cash compensation expense	1,948	2,117
Income attributable to minority shareholder	1,281	1,227

	18,377	21,205

Changes in assets and liabilities:
Accounts receivables	(416)	76
Receivables from sales representatives	(2,252)	476
Inventory of paper	(116)	(47)
Prepaid expenses and other current assets	(7,532)	(1,108)
Long term assets	1,279	(2,024)
Accounts payable	686	366
Accrued liabilities and liabilities for incentive and bonus plans	563	(97)
Deferred income and customer prepayments	22,777	2,741
Tax liability	130	(391)

Net cash provided by operating activities	33,496	21,197

Cash flows from investing activities:
Purchase of property and equipment	(7,338)	(21,111)
Proceeds from sales of equipment	13	2
Proceeds from matured bonds	240	383
Net (purchase) sale of available-for-sale securities	(11,706)	25,809

Net cash (used for) generated from investing activities	(18,791)	5,083

Cash flows from financing activities:
Repayment of amount due to a shareholder	—	(11,404)
Proceeds from the issue of common shares, net of share issue expenses	38,303	—
Amount received towards directors purchase plan	118	92

Net cash generated from (used for) financing activities	38,421	(11,312)

Net increase in cash and cash equivalents	53,126	14,968
Cash and cash equivalents, beginning of the year	41,195	26,227

Cash and cash equivalents, end of the year	94,321	41,195

Supplemental cash flow disclosures:
Income tax paid	$629	$1,042